Exhibit 10.1

September 18, 2018

Dear Donald:

This letter will confirm the terms and conditions of your employment with Zosano Pharma Corporation, a Delaware corporation (the “Company”). This letter amends, restates, supersedes and replaces that certain Employment Letter Agreement dated as of May 1, 2015 by and between the Company (as successor in interest to ZP Opco, Inc. f/k/a Zosano Pharma, Inc.) and you.

1. Position and Duties. Effective September 18, 2018 (the “Effective Date”), you will continue to be the Vice President, Clinical Development & Medical Affairs of the Company. You will report to the Chief Executive Officer of the Company (the “CEO”). You agree to perform the duties of your position and such other duties as may reasonably be assigned to you from time to time by the CEO. You also agree that, while employed by the Company, you will devote your full business time and your best efforts, business judgment, skill and knowledge to the advancement of the business and interests of the Company and its respective Affiliates (as defined in Section 6) and to the discharge of your duties and responsibilities for them.

2. Compensation and Benefits. During your employment, as compensation for the services performed by you for the Company and its Affiliates, the Company will provide you the following pay and benefits:

(a) Base Salary. Effective on the Effective Date, the Company will pay you a base salary at the rate of $343,000 per year, payable in accordance with the regular payroll practices of the Company and subject to increase from time to time by the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion.

(b) Bonus Compensation. During employment, you will be considered annually for a bonus. Your bonus target for each year is an amount equal to 35% of your base salary as of the end of such year. The amount of any bonus awarded will be determined by the Board or the Compensation Committee in its discretion after consideration of a proposal from the CEO, and will be based on your performance and the performance of the Company against goals established annually by the Board or the Compensation Committee. Any such bonus will be paid to you in a lump sum prior to March 15 of the year following the year in which your right to the bonus became vested.

(c) Participation in Employee Benefit Plans. You shall be entitled to participate in any and all employee benefit plans from time to time in effect for the full-time employees of the Company generally, but the Company shall not be required to establish any such program or plan.

Such participation shall be subject to (i) the terms of the applicable plan documents and (ii) generally applicable Company policies. The Company may alter, modify, add to or delete its employee benefit plans at any time as it, in its sole discretion, determines to be appropriate.

(d) Vacations. You will be entitled to three weeks of paid vacation per year, in addition to holidays observed by the Company, subject to the Company’s policies, as may be amended from time to time. Vacation may be taken at such times and intervals as you shall determine, subject to the reasonable business needs of the Company.

(e) Business Expenses. The Company will pay or reimburse you for all reasonable business expenses incurred or paid by you in the performance of your duties and responsibilities for the Company, subject to any maximum annual limit and other restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as it may specify from time to time.

3. Confidential Information and Restricted Activities.

(a) Confidential Information. During the course of your employment with the Company, you will learn of Confidential Information (as defined in Section 6), and you may develop Confidential Information on behalf of the Company. You agree that you will not use or disclose to any Person (as defined in Section 6) any Confidential Information obtained by you incident to your employment or any other association with the Company or any of its Affiliates, except as required by applicable law or for the proper performance of your regular duties and responsibilities for the Company. You understand that this restriction shall continue to apply during all times after your employment terminates, regardless of the reason for such termination. In addition, you agree to continue to abide by the terms of the Company’s standard form of confidentiality and invention assignment agreement, which are hereby incorporated by reference into this letter agreement, as a condition of your employment hereunder.

(b) Protection of Documents. All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or any of its Affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by you, shall be the sole and exclusive property of the Company. You agree to safeguard all Documents and to surrender to the Company, at the time your employment terminates or at such earlier time or times as the CEO may specify, all Documents then in your possession or control. Following termination, you shall not retain any written or other tangible material containing any proprietary information of the Company or its subsidiaries or affiliates.

(c) Non-Solicitation. You acknowledge that in your employment with the Company you will have access to Confidential Information which, if disclosed, would assist in competition against the Company and its Affiliates, and that you will also generate good will for the Company and its Affiliates in the course of your employment. Therefore, you agree that the following restrictions on your activities during and after the termination of your employment are necessary to protect the good will, Confidential Information and other legitimate interests of the Company and its Affiliates: While you are employed by the Company and during the 12 months immediately following termination of your employment for whatever reason, you shall not, directly or through any other Person, (A) seek to persuade any employee of the Company or any of its Affiliates to discontinue employment or (B) solicit or encourage any customer, distributor, vendor, or other business partner of the Company or any of its Affiliates or any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with them. For purposes of the foregoing, the terms “employee,” “customer,” “distributor,” and “vendor” shall also include any person or party who held such status during the immediately preceding six (6) months.

(d) Enforcement of Restrictions. In signing this letter agreement, you give the Company assurance that you have carefully read and considered all the terms and conditions of this letter agreement, including the restraints imposed on you under this Section 3. You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. You further agree that, were you to breach any of the covenants contained in this Section 3, the damage to the Company and its Affiliates would be irreparable. You therefore agree that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by you of any of those covenants, without having to post bond. You also agree that the period of restriction in Section 3(c) shall be tolled and shall not run during any period you are in violation thereof. You and the Company further agree that, in the event that any provision of this Section 3 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each of the Company’s Affiliates shall have the right to enforce all of your obligations to that Affiliate under this letter agreement, including without limitation pursuant to this Section 3. It is agreed and understood that the terms of this letter agreement are severable, and that no breach of any provision of this letter agreement or any other purported violation of law by the Company shall operate to excuse you from the performance of your obligations under this Section 3.

4. Termination of Employment. Your employment under this letter agreement shall continue for no definite term until terminated pursuant to this Section 4. The Company and you acknowledge that your employment is and shall continue to be at-will, as defined under applicable law. This means that it is not for any specified period of time and can be terminated by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause.

(a) The Company may terminate your employment for Cause upon written notice to you setting forth in reasonable detail the nature of the Cause (as defined below); provided that the failure by the Company to set forth in the notice all of the facts and circumstances which contribute to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing their rights hereunder. The following, as determined by the Company in its reasonable judgment, shall constitute “Cause” for termination: (i) your conviction of, or plea of nolo contendere to, a felony or other crime involving moral turpitude; (ii) your persistent and willful refusal to follow reasonable directives of the CEO; (iii) gross negligence or willful misconduct in the performance of your duties and responsibilities to the Company or any of its Affiliates; (iv) your material breach of this letter agreement or any other agreement between you and the Company or any of its Affiliates, which breach continues for more than 15 days after the Company gives you written notice which sets forth in reasonable detail the nature of such breach; or (v) other conduct by you that is or could reasonably anticipated to be materially harmful to the business, interests or reputation of the Company or any of its Affiliates. The Company also may terminate your employment other than for Cause upon written notice to you.

(b) You may terminate your employment for Good Reason (as defined below) subject to the conditions set forth below. The following shall constitute “Good Reason” for termination: (i) any action by the Company that results in a material diminution in your position, authority, duties or responsibilities, or (ii) the material reduction of your annual base salary or annual bonus opportunity in accordance with the terms of Section 2, above, for more than ten (10) business days after notice from you specifying in reasonable detail the nature of such failure, except in connection with a decrease in salary affecting each senior management employee of the Company in a proportionate manner, (iii) relocation of your principal place of employment to a location other than the greater San Francisco Bay area, California, or (iv) the Company’s material breach of this letter agreement or the failure of the Company’s successor to assume the Company’s obligations under this agreement upon a Change in Control. You will not be deemed to have Good Reason unless (i) you first provides the Company with written notice of the condition giving rise to Good Reason within thirty (30) days of its initial occurrence, (ii) the Company or the successor company fails to cure such condition within thirty (30) days after receiving such written notice (the “Cure Period”), and (iii) your resignation based on such Good Reason is effective within thirty (30) days after the expiration of the Cure Period.

(c) In the event you become disabled during employment and, as a result, are unable to continue to perform substantially all of your duties and responsibilities under this letter agreement, either with or without reasonable accommodation, subject to your continued compliance with the terms of this letter agreement, the Company will continue to pay you your base salary and to provide you benefits in accordance with Section 2(d) above, to the extent permitted by plan terms, for up to twelve (12) weeks of disability during any period of three hundred and sixty-five (365) consecutive calendar days. If you are unable to return to work after twelve (12) weeks of such disability, the Company may terminate your employment, upon notice to you. If the Company sponsors a disability plan, the determination of whether you have a disability shall be made by the person or persons required to make disability determinations under the Company’s long-term disability plan. At any time the Company does not sponsor a long-term disability plan, if any question shall arise as to whether you are disabled to the extent that you are unable to perform substantially all of your duties and responsibilities for the Company and its Affiliates, you shall, at the Company’s request, submit to a medical examination by a physician selected by the Company to whom you or your guardian, if any, has no reasonable objection to determine whether you are so disabled, and such determination shall for the purposes of this letter agreement be conclusive of the issue. If such a question arises and you fail to submit to the requested medical examination, the Company’s determination of the issue shall be binding on you.

5. Severance Payments and Other Matters Related to Termination.

(a) Involuntary Termination. Subject to your continued compliance with the terms of this letter agreement, in the event of termination of your employment by the Company other than for Cause, or in the event of your termination of employment for Good Reason in either case outside the Change in Control period stated in Section 5(b), and provided you execute and not revoke an effective

Employee Release (as defined below), the Company will (i) continue to pay you your base salary in effect at the time of such termination (disregarding any decrease that forms the basis of a resignation for Good Reason pursuant to Section 4(b)(ii)) for a period of six (6) months from and after the date of termination with such installments to commence on the first regularly-scheduled Company payroll date your signed Employee Release pursuant to Section 5(c) is effective and irrevocable; and (ii) if you elect to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company shall directly pay, or reimburse you for, the premium for you and your covered dependents through the earlier of (i) a period of six (6) months from and after the date of your termination and (ii) the date you and your covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover you under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to you in substantially equal monthly installments. The Company will also pay you on the date of termination any base salary, bonus and other wages earned but not paid through the date of termination, and pay for any vacation time accrued but not used to that date. In addition, the vesting for any stock options and other equity incentive awards outstanding on the date of termination will automatically accelerate so that 25% of any then unvested option shares and other equity incentive awards shall immediately vest and become exercisable upon such termination. Except as set forth in clause (ii) of the first sentence of this Section 5(a), benefits shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of your employment.

(b) Involuntary Termination within One Year after Change in Control. Subject to your continued compliance with the terms of this letter agreement, in the event of termination of your employment by the Company (or its successor) other than for Cause, or in the event of your termination of employment for Good Reason, in either case during the one (1)-year period following a Change in Control (a “Constructive Termination Event”), the Company (or its successor) will, in lieu of any severance under Section 5(a) above, pay you, subject to and on the first regularly-scheduled Company payroll date your signed Employee Release pursuant to Section 5(c) is effective and irrevocable: (i) a lump sum severance payment equal to twelve (12) months of your base salary in effect at the time of such termination (disregarding any decrease that forms the basis of a resignation for Good Reason pursuant to Section 4(b)(ii)) and (ii) if you elect to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company shall directly pay, or reimburse you for, the premium for you and your covered dependents through the earlier of (i) a period of twelve (12) months from and after the date of your termination and (ii) the date you and your covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover you under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to you in substantially equal monthly installments. The Company (or its successor) will also pay you on the date of termination any base salary, bonus and other wages earned but not paid through the date of termination, and pay for any vacation time accrued but not used to that date. In addition, the vesting for any stock options and other equity incentive awards outstanding on the date of termination will automatically accelerate so that 100% of any then unvested option shares and other equity incentive awards shall immediately vest and become exercisable upon such termination. Except as set forth in clause (ii) of the first sentence of this Section 5(b), benefits shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of your employment.

(c) Severance Conditional Upon Release. Any obligation of the Company to provide you severance payments under Sections 5(a) and 5(b) above shall be conditioned upon your signing a general release of claims in the form provided by the Company and reasonably acceptable to you (the “Employee Release”) within twenty-one (21) days after the date on which you receive such Employee Release (the “Release Expiration Date”) and upon your not revoking the Employee Release thereafter. All severance payments will be payable in accordance with the normal payroll practices of the Company and will begin at the Company’s (or its successor’s) next regular payroll period following the date of the Employee Release is effective and irrevocable, but shall be retroactive to the date of termination, if applicable; provided that in any case where your date of termination and the Release Expiration Date fall in two separate taxable years, any payments required to be made to you that are conditioned on the Employee Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year. For the avoidance of doubt, no cash compensation that may be earned by you pursuant to employment or a consulting arrangement with a Person other than the Company during the period of time that the Company (or its successor) is making payments to you pursuant to this Section 5 shall be credited toward the Company’s severance obligations under this Section 5.

(d) Section 409A. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this agreement as payable upon your termination of employment shall be payable only upon your “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”). Notwithstanding anything to the contrary contained in this letter agreement, in the event that at the time of your separation from service you are a “specified employee,” as hereinafter defined, any and all amounts payable under this Section 5 in connection with such Separation from Service that constitute deferred compensation subject to Section 409A, as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six (6) months following such Separation from Service, shall instead be paid on the earlier of (i) the first business day that follows the date of such Separation from Service by six (6) months or (ii) the date of your death. For purposes of the preceding sentence, the term “specified employee” shall mean an individual determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive installment payments under this letter agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

(d) Termination for Cause or Voluntary Termination. In the event of termination of your employment by the Company for Cause or your termination other than for Good Reason, the Company will pay you any base salary and other wages earned but not paid through the date of termination and pay for any vacation time accrued but not used to that date. The Company shall have no obligation to pay you any bonus compensation or severance payments. Except for any right you may have under COBRA to continue participation in the Company’s group health and dental plans at your cost, benefits shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of your employment.

(e) Survival of Certain Provisions. Provisions of this letter agreement shall survive any termination if so provided in this letter agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation your obligations under Section 3 of this letter agreement. The obligation of the Company (or its successor) to make severance payments to you under Section 5(a) or 5(b) above, and your right to retain such payments, are expressly conditioned upon your continued full performance of your obligations under Section 3 hereof. Upon termination by either you or the Company, all rights, duties and obligations of you and the Company to each other shall cease, except as otherwise expressly provided in this letter agreement.

6. Definitions. For purposes of this letter agreement, the following definitions apply:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

“Confidential Information” means any and all information of the Company and its Affiliates that is not generally available to the public. Confidential Information also includes any information received by the Company or any of its Affiliates from any Person with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include information that enters the public domain, other than through your breach of your obligations under this letter agreement.

“Change in Control” shall have the meaning set forth in the Company’s 2014 Equity and Incentive Plan, as amended or restated from time to time.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

7. Dispute Resolution. To ensure the timely and economical resolution of disputes that arise in connection with this agreement, you and the Company agree that any and all controversies, claims and disputes arising out of or relating to this agreement, including without limitation any alleged violation of its terms, shall be resolved be resolved solely and exclusively by final and binding arbitration held in [San Mateo County], California through JAMS in conformity with California law and the then-existing JAMS employment arbitration rules, which can be found at https://www.jamsadr.com/rules-employment-arbitration/. The arbitrator shall: (a) provide adequate discovery for the resolution of the dispute; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall award the prevailing party attorneys’ fees and expert fees, if any. Notwithstanding the foregoing, it is acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations imposed on them under Section 3, and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action shall be brought in equity to enforce any of the provisions of Section 3, none of the parties shall raise the defense that there is an adequate remedy at law. You and the Company understand that by agreement to arbitrate any claim pursuant to this Section 7, you will not have the right to have any claim decided by a jury or a court, but shall instead have any claim decided through arbitration. You and the Company waive any constitutional or other right to bring claims covered by this agreement other than in your individual capacities. Except as may be prohibited by applicable law, the foregoing waiver includes the ability to assert claims as a plaintiff or class member in any purported class or representative proceeding.

8. Golden Parachute Excise Tax.

(a) Best Pay. Any provision of this agreement to the contrary notwithstanding, if any payment or benefit you would receive from the Company pursuant to this agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (as defined below). The “Reduced Amount” will be either (A) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (B) the entire Payment, whichever amount after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (A) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”). Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A (as defined below) that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (1) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (2) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (3) as a third

(b) priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

(c) Accounting Firm. The accounting firm engaged by the Company for general tax purposes as of the day prior to the Change in Control will perform the calculations set forth in Section 8(a) above. If the firm so engaged by the Company is serving as the accountant or auditor for the acquiring company, the Company will appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company within thirty (30) days before the consummation of a Change in Control (if requested at that time by the Company) or such other time as requested by the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it will furnish the Company with documentation reasonably acceptable to the Company that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder will be final, binding and conclusive upon the Company and you.

9. Conflicting Agreements. You hereby represent and warrant that your signing of this letter agreement and the performance of your obligations under it will not breach or be in conflict with any other agreement to which you are a party or are bound, and that you are not now subject to any covenants against competition or similar covenants or any court orders that could affect the performance of your obligations under this letter agreement. You agree that you will not disclose to or use on behalf of the Company any proprietary information of a third party without that party’s consent.

10 Withholding. All payments made by the Company under this letter agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

11. Assignment. Neither you nor the Company may make any assignment of this letter agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other parties; provided, however, that the Company may assign its rights and obligations under this letter agreement without your consent to one of its Affiliates or to any Person with whom it shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This letter agreement shall inure to the benefit of and be binding upon you, the Company, and each of our respective successors, executors, administrators, heirs and permitted assigns.

12. Severability. If any portion or provision of this letter agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this letter agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this letter agreement shall be valid and enforceable to the fullest extent permitted by law.

13. Miscellaneous. This letter agreement sets forth the entire agreement between you and the Company and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment with the Company. This letter agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Company. The headings and captions in this letter agreement are for convenience only and in no way define or describe the scope or content of any provision of this letter agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” This letter agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This is a California contract and shall be governed and construed in accordance with the laws of the State of California, without regard to the conflict of laws principles thereof. Nothing in this letter agreement or any other Company agreement, policy, practice, procedure, directive or instruction limits your ability to (a) file a charge or complaint with any governmental agency, governmental commission or other governmental authority (“Governmental Authority”), (b) report possible violations of law or regulation to any Governmental Authority, (c) make other disclosures that are protected under the whistleblower provisions of applicable law or regulation, or (d) receive a whistleblower or other award from a Governmental Authority for information provided to a Governmental Authority. You do not need permission from anyone at the Company or the Company’s legal counsel in order to take any of the actions described in the preceding sentence, and you do not have to notify the Company that you have taken or intend to take any of these actions. In addition, nothing in this Agreement is intended to interfere with or restrain the immunity provided under 18 U.S.C. section 1833(b) for confidential disclosures of trade secrets (x) to lawyers or government officials solely for the purpose of reporting or investigating a suspected violation of law or (y) in a sealed filing in court or another legal proceeding.

14. Notices. Any notices provided for in this letter agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to you at your last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, or to such other address as either party may specify by notice to the other actually received.

* * * * *

At the time this letter agreement is signed by you and on behalf of the Company, it will take effect as a binding agreement between you and the Company on the basis set forth above.

ZOSANO PHARMA CORPORATION		EMPLOYEE:

By:	/s/ John Walker	/s/ Donald Kellerman
	Name: John Walker	Donald Kellerman
Title: President and Chief Executive Officer

Date signed: September 18, 2018